Exhibit 5.1

GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

    June 20, 2014

Sino Mercury Acquisition Corp.
590 Madison Avenue, 21st Floor
New York, New York 10022

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Sino Mercury Acquisition Corp. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) 4,000,000 units (the “Firm Units”), each unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one right (“Right”) to receive one-tenth of a share of Common Stock upon the occurrence of certain events, representing a total of 4,000,000 shares of Common Stock and 4,000,000 Rights (entitling the holders to receive an aggregate of 400,000 shares of Common Stock), which the Company will sell to the underwriters (the “Underwriters”) for whom Cantor Fitzgerald & Co. (“Cantor”) is acting as representative, (ii) 600,000 units (the “Over-Allotment Units”), each unit identical to the units in the Firm Units, representing a total of 600,000 shares of Common Stock and 600,000 Rights (entitling the holders to receive an aggregate of 60,000 shares of Common Stock), which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all of the shares of Common Stock and Rights included in the Firm Units and Over-Allotment Units and (iv) all of the shares of Common Stock issuable to the holders of the Rights included in the Firm Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.           The Firm Units and Over-Allotment Units and the shares of Common Stock included therein, when issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non assessable.

2.           The Rights underlying the Firm Units and Over-Allotment Units, when duly executed and when issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and the shares of Common Stock issuable to the holders of such Rights, when issued and delivered upon the occurrence of the triggering event in accordance with the Rights and the applicable rights agreement, will be validly issued, fully paid and non assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller